Exhibit 5.1

1900 K Street NW Washington, DC 20006 +1 202 261 3300 Main +1 202 261 3333 Fax www.dechert.com

May 3, 2022

Main Street Capital Corporation
1300 Post Oak Boulevard, 8th Floor
Houston, TX 77056

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Main Street Capital Corporation, a Maryland corporation (the “Company”), in connection with the filing by the Company of a registration statement on Form S-8 (the “Registration Statement”), filed on the date hereof with the U.S. Securities and Exchange Commission (the “Commission”), for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”) (i) 5,000,000 shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), issuable under the Main Street Capital Corporation 2022 Equity and Incentive Plan (the “Employee Plan”) and (ii) 300,000 shares of Common Stock issuable under the Main Street Capital Corporation 2022 Non-Employee Director Restricted Stock Plan (the “Director Plan,” and together with the Employee Plan, the “Plans”). The shares of Common Stock issuable under the Plans are hereinafter referred to as the “Shares”.

This opinion (the “Opinion”) is being furnished to the Company in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement other than as expressly stated herein with respect to the Shares.

In rendering the Opinion, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the Opinion set forth below, including the following documents:

(i)	the Plans;
(ii)	the Registration Statement;
(iii)	the Articles of Amendment and Restatement of the Company, as amended, certified as of the date hereof by an officer of the Company (the “Charter”);
(iv)	the Amended and Restated Bylaws of the Company, certified as of the date hereof by an officer of the Company;
(v)	a certificate of good standing with respect to the Company issued by the State Department of Assessments and Taxation of the State of Maryland as of a recent date;
(vi)	the resolutions of the board of directors of the Company relating to, among other things, (a) the authorization and approval of the preparation and filing of the Registration Statement and (b) the authorization, issuance, offer and sale of the Common Stock pursuant to the Registration Statement and the Plans, certified as of the date hereof by an officer of the Company; and
(vii)	such other documents and matters as we have deemed necessary or appropriate to express the Opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

Main Street Capital Corporation May 3, 2022 Page 2

As to the facts upon which the Opinion is based, we have relied upon certificates of public officials and certificates and written statements of agents, officers, directors and representatives of the Company without having independently verified such factual matters.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as original documents, the conformity to original documents of all documents submitted to us as copies, the legal capacity of natural persons who are signatories to the documents examined by us, the legal power and authority of all persons signing on behalf of the parties to such documents (other than the Company) and that all certificates issued by public officials have been properly issued. We have further assumed, without independent investigation or verification, the accuracy and completeness of all corporate records made available to us by the Company and that there has been no oral modification of, or amendment or supplement (including any express or implied waiver, however arising) to, any of the agreements, documents or instruments used by us to form the basis of the Opinion expressed below.

In rendering the Opinion expressed below, we have assumed that prior to the issuance of any of the Shares, there will exist under the Charter the requisite number of authorized but unissued shares of Common Stock. In addition, we have assumed (i) the resolutions authorizing the Company to issue the Shares in accordance with the terms and conditions of the Plans will remain in effect and unchanged at all times during which the Shares are issued by the Company, and (ii) the Registration Statement, and any amendments thereto, at the time of issuance of the Shares, will continue to be effective under the Securities Act.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the holder and have been issued by the Company in the circumstances contemplated by the applicable Plan, assuming in each case that the individual issuances, grants or awards under the applicable Plan are duly issued and granted or awarded and exercised in accordance with the requirements of law and the applicable Plan (and the agreements and awards duly adopted thereunder and in accordance therewith), the Shares will be validly issued, fully paid and non-assessable.

The foregoing Opinion limited to the General Corporation Law of the State of Maryland. We express no opinion concerning any other laws of the State of Maryland or the laws of any other jurisdiction, and we express no opinion concerning any state securities or “blue sky” laws, rules or regulations, including broker-dealer laws or regulations thereunder, or any federal, state, local or foreign laws, rules or regulations relating to the offer, issuance and/or sale of the Shares. This opinion letter has been prepared, and should be interpreted, in accordance with customary practice followed in the preparation of opinion letters by lawyers who regularly give, and such customary practice followed by lawyers who on behalf of their clients regularly advise opinion recipients regarding, opinion letters of this kind.

The Opinion expressed herein is based upon the law as in effect and the documentation and facts known to us on the date hereof. We have not undertaken to advise you of any subsequent changes in the law or of any facts that hereafter may come to our attention.

This Opinion has been prepared for your use solely in connection with the Registration Statement. The Opinion and other statements expressed herein are as of the date hereof, and we have no obligation to update this opinion letter or to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof.

Main Street Capital Corporation May 3, 2022 Page 3

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ DECHERT LLP